Exhibit 99.1

NEWS RELEASE For more information: Investors: Joseph Selner, Chief Financial Officer, 920-491-7120 Media: Janet L. Ford, SVP of Public Relations, 414-278-1890

Associated Announces Search for CEO Successor and Retirement of Paul S. Beideman
GREEN BAY, Wis. — August 26, 2009 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) announced today that it has retained a national executive search firm to conduct a search for a CEO. The Board expects to hire a new CEO before year end 2009. Concurrently, Paul S. Beideman announced today that he will retire as Chairman, director and CEO upon the hiring of his successor and will remain at Associated until February 1, 2010 to facilitate the CEO transition.
“The Board wishes to thank Mr. Beideman for his many contributions to Associated during his tenure,” said William R. Hutchinson, Lead Director.
“I value the many relationships formed while serving as Associated’s CEO,” said Beideman. “I look forward to supporting the Board in this important transition.”
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $24 billion. Associated has approximately 300 banking offices serving about 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.
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